Execution Version

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made effective as of July 16, 2024 (the “Effective Date”), by and between Kronos Louisiana, Inc., a corporation organized under the laws of the State of Delaware (“Kronos Partner”), Kronos Worldwide, Inc., a corporation organized under the laws of the State of Delaware (“Kronos Parent” and together with Kronos Partner, “Kronos”), Venator Investments Ltd., a limited liability company organized under the laws of the Cayman Islands (“Venator Partner” and together with Kronos Partner, the “Partners”), Venator Materials PLC, a public limited company organized under the laws of England and Wales (“Venator Parent” and together with Venator Partner, “Venator”) and Louisiana Pigment Company, L.P., a limited partnership organized under the laws of Delaware (the “Joint Venture”). Kronos Partner, Kronos Parent, Venator Partner, Venator Parent and the Joint Venture may each be individually referred to as a “Party” and collectively referred to as the “Parties”. Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Joint Venture Agreement (as defined below).

RECITALS

WHEREAS, Kronos Partner and Venator Partner are parties to that certain Joint Venture Agreement, dated as of October 18, 1993 (as amended, the “Joint Venture Agreement”), pursuant to which the Kronos Partner and the predecessor to Venator Partner formed the Joint Venture, Kronos Partner is party to that certain Kronos Offtake Agreement, dated as of October 18, 1993 and Venator Partner is party to that certain Tioxide Americas Offtake Agreement, dated as of October 18, 1993 (the “Venator Offtake Agreement”);

WHEREAS, each of Kronos Partner and Venator Partner owns a 50% Percentage Interest (as defined in the Joint Venture Agreement) in the Joint Venture;

WHEREAS, Venator Partner desires to sell and transfer its 50% Percentage Interest in the Joint Venture (consisting of a 25% general partner interest and a 25% limited partner interest) (collectively, the “Venator Interest”) to Kronos Partner, and Kronos Partner wishes to purchase and acquire the Venator Interest; and

WHEREAS, Venator Partner and Kronos Partner have agreed that Venator Partner shall sell, and Kronos Partner shall purchase, the Venator Interest on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

ARTICLE I
PURCHASE AND SALE OF VENATOR INTEREST
1.1	Purchase and Sale. At the Closing, Venator Partner shall sell and transfer the Venator Interest to Kronos Partner, free and clear of all Encumbrances, other than transfer restrictions arising under applicable securities laws or the governing documents of the Joint Venture (including the Joint Venture Agreement) and any Encumbrances created by Kronos Partner or Kronos Parent, and Kronos Partner shall purchase and acquire the Venator Interest from Venator Partner for US$185,000,000, minus the Pre-Closing Venator Receivable/Payable Net Balance Amount, (the “Closing Consideration”).

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“Encumbrance” means any charge, claim, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. “Pre-Closing Venator Receivable/Payable Net Balance Amount” means an amount equal to $5,531,000, as calculated in accordance with Schedule 1 (the “Venator Receivable/Payable Settlement Methodology”).
1.2	For the avoidance of doubt, except as expressly set forth in this Agreement, as part of the transactions contemplated by this Agreement, Venator Partner shall convey to Kronos Partner, and Kronos Partner shall receive from Venator Partner, (i) all rights, claims and credits arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Venator Partner in respect of the Venator Interest, the Joint Venture Agreement, or the Joint Venture; and (ii) all rights, claims, credits, causes of action, rights to indemnification and contribution or rights of setoff against third parties in favor of Venator Partner in respect of the Venator Interest, the Joint Venture Agreement, or the Joint Venture.
1.3	Payment of the Closing Consideration. No later than July 17, 2024, Kronos Partner shall pay the Closing Consideration to Venator Partner by wire transfer of immediately available funds to the account or accounts identified by Venator Partner prior to the Closing.
1.4	Transfer of Venator Interest. The Parties hereby agree to execute and deliver at the Closing an assignment instrument, in a form reasonably acceptable to the Parties, sufficient to evidence that the transfer of the Venator Interest to Kronos Partner has occurred (the “Assignment Agreement”), although the failure to execute any such document evidencing the Closing will not affect the validity and effectiveness of the transfer and assignment of the Venator Interest at the Closing.
ARTICLE II
CLOSING; POST-CLOSING ADJUSTMENT; EARNOUT
2.1	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place with an effective date of July 16, 2024 (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). For purposes of the Post-Closing Adjustment, the consummation of the transactions contemplated by this Agreement shall be deemed to occur at the Stoppage Time.
2.2	Pre-Closing Procedures and Closing Deliverables.
(a)Cessation of Production and Packing. As of 5:00 a.m. CDT on July 16, 2024 (the “Stoppage Time”), the Joint Venture shall have ceased all production, packing and similar activities with respect to any Venator Packaging and Venator Product, including all production, packing and similar activities conducted pursuant to the Joint Venture Agreement or the Venator Offtake Agreement. “Venator Packaging” means any titanium dioxide pigment packaging or other materials in the Joint Venture’s possession or control which bear any corporate name or trade name that includes “Venator” or any similar name or mark. “Venator Product” means any titanium dioxide pigment or other product to be sold to Venator Partner or its affiliates in the ordinary course of business, consistent with past practice, which is contained in Venator Packaging as of the Stoppage Time.

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(b)Closing Procedures. Prior to the Closing, Kronos Partner and Venator Partner shall have caused the Joint Venture to:
(i)	complete the actions set forth on Schedule 2 (the “Pre-Closing Procedures”); and
(ii)	deliver to Venator Partner and Kronos Partner the statement set forth on Schedule 3, which shall include (A) a calculation of the Current Assets, minus Current Liabilities, determined as of June 30, 2024, and (B) its good faith estimate of Closing Working Capital.
(c)Venator Closing Deliverables. At the Closing, Venator Partner shall deliver to Kronos Partner the Assignment Agreement, duly executed by Venator Partner, effecting the sale and transfer to Kronos Partner of the Venator Interest.
(d)Kronos Closing Deliverables. At the Closing, Kronos Partner shall deliver to Venator Partner the following:
(i)	the Closing Consideration, by wire transfer of immediately available funds to the account or accounts identified by Venator Partner prior to the Closing; and
(ii)	the Assignment Agreement, duly executed by Kronos Partner.
2.3	Working Capital Adjustment.
(a)Within 30 days after the Closing Date, the Joint Venture shall prepare and deliver to Venator Partner a statement (the “Closing Working Capital Statement”) setting forth its calculation of:
(i)	Closing Working Capital, which statement shall contain financial statements of the Joint Venture as of the Closing Date (without giving effect to the transactions contemplated herein) in the form set forth in the template attached hereto as Schedule 4 (the “Blue Book Template”), with such financial statements prepared pursuant to Schedule 5 (the “Blue Book Principles”);
(ii)	the Closing Venator Receivable/Payable Net Balance Amount; and
(iii)	Final Consideration.
(b)The post-closing adjustment shall be an amount equal to (i) the Final Consideration minus (ii) the Closing Consideration (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Kronos Partner shall pay to Venator Partner an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Venator Partner shall pay to Kronos Partner an amount equal to the Post-Closing Adjustment.
(c)Definitions.

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(i)	“Closing Working Capital” means (a) the Current Assets, minus (b) the Current Liabilities, determined as of the applicable times identified in Schedule 2 on the Closing Date.
(ii)	“Current Assets” means the current assets of the Joint Venture, which shall only include the line items set forth under the heading “Total Current Assets” in the form balance sheet contained in the Blue Book Template, determined using the Blue Book Principles. Current Assets shall exclude any and all Destroyed Venator Packaging.
(iii)	“Current Liabilities” means the current liabilities of the Joint Venture, which shall only include the line items set forth under the heading “Total Current Liabilities” in the form balance sheet contained in the Blue Book Template, determined using the Blue Book Principles.
(iv)	“Target Working Capital Amount” means US$80,000,000.00. For explanatory purposes only, the foregoing amount is representative of 100% of the working capital of the Joint Venture, and corresponds to US$40,000,000 working capital estimate on a per partner basis.
(v)	“Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to (i) the Closing Working Capital minus the Target Working Capital Amount, (ii) divided by two.
(vi)	“Closing Venator Receivable/Payable Net Balance Amount” means the amount (which may be positive or negative) equal to the Joint Venture’s accounts payable to Venator Partner, minus its accounts receivable from Venator Partner, determined as of the Stoppage Time in accordance with the Pre-Closing Procedures.
(vii)	“Final Consideration” means (i) $185,000,000, plus (ii) the Closing Venator Receivable/Payable Net Balance Amount, plus (iii) the Working Capital Adjustment Amount.
(d)Examination and Review.
(i)	Examination. After receipt of the Closing Working Capital Statement, Venator Partner shall have 30 days (the “Working Capital Review Period”) to review the Closing Working Capital Statement.
(ii)	Objection. On or prior to the last day of the Working Capital Review Period, Venator Partner may object to the Closing Working Capital Statement by delivering to Kronos Partner a written statement setting forth Venator Partner’s objections in reasonable detail, indicating each disputed item or amount and the basis for Venator Partner’s disagreement therewith (the “Statement of Objections”). If Venator Partner fails to deliver the Statement of Objections before the expiration of the Working Capital Review Period, the Closing Working

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Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Venator Partner. If Venator Partner delivers the Statement of Objections before the expiration of the Working Capital Review Period, Kronos Partner and Venator Partner shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Kronos Partner and Venator Partner, shall be final and binding.
(iii)	Resolution of Disputes. If Venator Partner and Kronos Partner fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the New York office of Grant Thornton or, if Grant Thornton is unable to serve, Kronos Partner and Venator Partner shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the accountants of the Parties (the “Independent Accountants”). The Independent Accountants shall be directed to render a written report, acting as experts and not as arbitrators, on Disputed Amounts and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. If Disputed Amounts are submitted to the Independent Accountant, Kronos Partner and Venator Partner shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the Disputed Amounts as the Independent Accountant may reasonably request. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(iv)	Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be borne by Venator Partner and Kronos Partner in proportion to the amounts by which their respective calculations of the Post-Closing Adjustment differ from Post-Closing Adjustment as finally determined by the Independent Accountant.
(v)	Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts

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and their adjustments to the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(e)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within 30 days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within 30 days of the resolution described in Section 2.3(d)(v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Kronos Partner or Venator Partner, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date but excluding the date of payment at a rate per annum equal to the Secured Overnight Financing Rate in effect from time to time as published by the Federal Reserve Bank of New York. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.
(f)Adjustments for Tax Purposes. Any Post-Closing Adjustment payment made shall be treated as an adjustment to the Closing Consideration by the parties for tax purposes, unless otherwise required by law.
2.4	Earn-Out.
(a)Earn-Out Payment. As additional consideration for the purchase of the Venator Interest, if the Average Annual EBITDA equals or exceeds one of the thresholds outlined below, at such time as provided in Section 2.4(d), Kronos Partner (or, at the direction of Kronos Partner, a designee) shall pay to Venator Partner the earn-out payment amount calculated as set forth below and corresponding to the applicable Average Annual EBITDA threshold (the “Earn-Out Payment”):
Threshold	Average Annual EBITDA Threshold:	Earn-Out Payment (prior to tax withholding):
1	Less than US$325,000,000	$0
2	Equal to or greater than US$325,000,000, but less than US$365,000,000	US$5,000,000, plus an amount equal to: a) US$10,000,000; multiplied by b) Average Annual EBITDA minus US$325,000,000, divided by US$40,000,000.
3	Equal to or greater than US$365,000,000	US$15,000,000 (the “Maximum Earn-Out Payment”)

The Earn-Out Payments listed above are not cumulative, and Venator Partner shall be entitled only to the Earn-Out Payment corresponding to the applicable Average Annual EBITDA threshold achieved. For example, if the Average Annual EBITDA were US$350,000,000, the Earn-Out Payment (prior to tax withholding) to Venator Partner would be US$11,250,000.

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(b)Definitions.
(i)	“EBITDA” means, for the applicable period of time, net income before interest, income taxes, depreciation and amortization of Kronos Parent applied and calculated in a manner consistent with the illustrative EBITDA calculation set forth on Schedule 6.
(ii)	“Audited Financial Statements” means the Kronos Parent audited financial statements consisting of the balance sheet of Kronos Parent as of December 31 in each of the years 2025 and 2026 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the fiscal years then ended, in each case, as included in Kronos Parent’s Form 10-K filings for such fiscal years.
(iii)	“Average Annual EBITDA” means sum of EBITDA for the fiscal years ended December 31, 2025 and 2026, divided by two.
(iv)	“Earn-Out Period” means the period beginning on January 1, 2025 and ending on December 31, 2026.
(c)Procedures Applicable to Determination of the Earn-Out Payments.
(i)	On or before the date which is 90 days after the last day of the Earn-Out Period, such date, the “Earn-Out Calculation Delivery Date”, Kronos Partner shall prepare and deliver to Venator Partner a written statement (the “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of EBITDA for each of the calendar years during the Earn-Out Period and its calculation of the resulting Earn-Out Payment (the “Earn-Out Calculation”).
(ii)	Venator Partner shall have 30 days after receipt of the Earn-Out Calculation Statement (the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. Prior to the expiration of the Earn-Out Review Period, Venator Partner may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Kronos Partner; provided, that the only basis on which Venator Partner may dispute any matter in the Earn-Out Calculation is a formula error contained in the Earn-Out Calculation Statement. Venator Partner shall not be permitted to object to any numbers set forth in Kronos Parent’s Audited Financial Statements. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Venator Partner and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Venator Partner fails to deliver an Earn-Out Calculation Objection Notice to Kronos Partner prior to the expiration of the Earn-Out Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall

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be final and binding on the parties hereto. If Venator Partner timely delivers an Earn-Out Calculation Objection Notice, Kronos Partner and Venator Partner shall negotiate in good faith to resolve the disputed items and agree upon the Earn-Out Payment. If Kronos Partner and Venator Partner are unable to reach agreement within thirty (30) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be referred to the office of Grant Thornton or, if Grant Thornton is unable to serve, Kronos Partner and Venator Partner shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Venator Partner’s accountants or Kronos Partner’s accountants, who, acting as experts and not arbitrators, shall resolve the unresolved disputed items. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Earn-Out Calculation as promptly as practicable, but in no event greater than forty-five (45) days (or such other time period as the parties may agree to in writing) after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Kronos Partner and Venator Partner shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Kronos Partner and Venator Partner, and not by independent review. The resolution of the dispute and the calculation of EBITDA for each of the calendar years during the Earn-Out Period that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Venator Partner and Kronos Partner in proportion to the amounts by which their respective calculations of the Earn-Out Payment differ from the Earn-Out Payment as finally determined by the Independent Accountant.
(d)Timing of Payment of Earn-Out Payments. Any Earn-Out Payment that Kronos Partner is required to pay pursuant to this Agreement shall be paid in full no later than thirty (30) days following the date upon which the determination of EBITDA for the Earn-Out Period becomes final and binding upon the parties as provided in Section 2.4(c)(ii) (including any final resolution of any dispute raised by Venator Partner in an Earn-Out Calculation Objection Notice) (the “Earn-Out Payment Due Date”). Kronos Partner shall pay to Venator Partner the applicable Earn-Out Payment, if any, in cash by wire transfer of immediately available funds to a bank account designated by Venator Partner. In the event that the Earn-Out Payment becomes payable following delivery of the Earn-Out Calculation Objection Notice, the amount of such Earn-Out Payment shall bear interest from and including the Earn-Out Payment Due Date until but excluding the date such Earn-

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Out Payment is paid at a rate per annum equal to the Secured Overnight Financing Rate in effect from time to time as published by the Federal Reserve Bank of New York. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.
(e)Post-Closing Operation of the Joint Venture. Subsequent to the Closing, Kronos shall have sole discretion with regard to all matters relating to the operation of the Joint Venture and Kronos Parent’s global business. Kronos has no obligation to operate the Joint Venture or Kronos Parent’s global business in order to achieve any Earn-Out Payment or to maximize the amount of any Earn-Out Payment.
(f)Acceleration. Kronos Partner’s obligations with respect to the Earn-Out Payment shall be accelerated, and the Maximum Earn-Out Payment, shall become immediately due and payable in full, upon the occurrence of any of the following events prior to the end of the Earn-Out Period: (i) a merger or consolidation of Kronos Parent or any of its subsidiaries that are a “significant subsidiary” under Regulation S-X Rule 1-02(w) (the “Material Subsidiaries”) with another entity, which results in the holders of the total outstanding equity or voting interests of Kronos Parent immediately prior to such transaction or their respective affiliates owning, either directly or indirectly, less than fifty percent (50%) of the outstanding equity or voting interests of the surviving or resulting entity, as the case may be, following such transaction (or, if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the ultimate parent entity of such surviving or resulting entity); (ii) a transaction or series of related transactions in which one or more individuals, sole proprietorships, partnerships, joint ventures, trusts, unincorporated associations, corporations, limited liability companies, other entities or governmental authorities (each, a “Person”) that are not an affiliate of Kronos Parent acquires more than fifty percent (50%) of the outstanding equity or voting interests of Kronos Parent, in each case of clauses (i) and (ii), other than a Permitted Transaction or (iii) any sale or other disposition by Kronos Parent or any of its Material Subsidiaries of any assets or business, in a single transaction or series of related transactions (regardless of the form of such transaction(s)) that would meet the significance test for Kronos Parent under Regulation S-X Rule 11-01(b). “Permitted Transaction” means any transaction described in clauses (i) or (ii) of the previous sentence in which the holder of at least fifty percent (50%) of the equity or voting interests of, in the case of clause (i), the surviving or resulting entity or the ultimate parent entity of such surviving or resulting entity or, in the case of clause (ii), Kronos Parent (such holder, an “Acquiror”), has a market capitalization of at least $750,000,000 (as determined by reference to a bona fide stock exchange) as of the date of the consummation of such Permitted Transaction and such Acquiror expressly assumes the obligations of Kronos Parent, Kronos Partner and the Joint Venture under this Agreement and makes the representations and warranties set forth in Section 4.4, Section 4.5 and Section 4.8 to Venator Partner and Venator Parent in a writing delivered to Venator Partner and Venator Parent prior to the consummation of such Permitted Transaction. No accelerated payment shall arise solely as a result of (A) the closure of any facility, or a portion thereof, of Kronos or any Material Subsidiary, or (B) any action required by Law to be taken by Kronos, any Material Subsidiary, or any of their respective affiliates.

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(g)Adjustments for Tax Purposes. Any Earn-Out Payment made shall be treated as an adjustment to the Final Consideration by the parties for tax purposes, unless otherwise required by law.
(h)No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute an equity or ownership interest in Kronos Partner, Kronos Parent, or the Joint Venture and (ii) Venator Partner shall not have any rights as a securityholder of Kronos Partner, Kronos Parent, or the Joint Venture as a result of Venator Partner’s contingent right to receive any Earn-Out Payment hereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VENATOR

Venator Partner and Venator Parent, as applicable, hereby represent and warrant to Kronos as of the Effective Date and Closing that:

3.1	Organization. Venator Partner is a limited liability company duly organized, validly existing, and in good standing under the laws of the Cayman Islands. Venator Parent is a public limited company duly organized, validly existing and in good standing under the laws of England and Wales.
3.2	Authorization. Each of Venator Partner and Venator Parent has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform their respective obligations hereunder, and no other proceedings on the part of Venator are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Venator and is the valid and binding obligation of Venator, enforceable against Venator in accordance with its terms. Each of Venator Partner and Venator Parent is in full possession, custody and control of its respective assets (including without limitation and with respect to Venator Partner, the Venator Interest), and Venator Partner has the power to convey the Venator Interest without the approval of any third party, court, or other tribunal.
3.3	No Conflict. The execution and delivery by each of Venator Partner and Venator Parent of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a breach of any provision of the organizational documents of either Venator Partner or Venator Parent; (ii) result in a breach of any agreement to which either Venator Partner and Venator Parent is a party, respectively, that would impair the performance of each of their respective obligations hereunder (taking into account, for the avoidance of doubt, the effect of Section 6.5); or (iii) violate any Law applicable to either Venator Partner or Venator Parent. “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority. “Governmental Authority” means any federal, state, local or foreign government or

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political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.
3.4	Venator Interest. The Venator Interest is beneficially owned by Venator Partner, free and clear of all Encumbrances, other than transfer restrictions arising under applicable securities laws or the governing documents of the Joint Venture (including the Joint Venture Agreement) and any Encumbrances created by Kronos Partner or Kronos Parent. Venator Partner is the record owner of and has good and valid title to the Venator Interest.
3.5	Sufficiency of Funds. Venator has sufficient funds to consummate the transactions, to perform its obligations hereunder (including all payments to be made by it in connection herewith) and to pay all of its expenses related to this Agreement and the transactions contemplated hereto, including the payment in cash of all fees and expenses payable by Venator in connection with the transactions contemplated by this Agreement (the “Venator Transaction Payment Obligations”). Venator has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment or restriction of any kind, in either case, which would reasonably be expected to impair or adversely affect its ability to make the Venator Transaction Payment Obligations.
3.6	Solvency. Assuming (a) compliance by Kronos with its obligations hereunder and (b) that the representations and warranties of Kronos contained in this Agreement are true and correct in all material respects following the Closing, and after giving effect to the consummation of the transactions contemplated by this Agreement, Venator Partner and Venator Parent will each be solvent. Neither Venator Partner nor Venator Parent is making any transfer of property or incurring any liability in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Venator Partner or Venator Parent.
3.7Modified Production Plan. From July 3, 2024, until the Closing Date, the Joint Venture conducted its business in accordance with the interim operating measures discussed and agreed by Venator Partner and Kronos Partner.
3.8Pre-Closing Covenants. Prior to the execution and delivery of this Agreement, Venator Parent, Venator Partner and the Joint Venture performed and complied with all covenants and agreements required to be performed or complied with by them under Section 2.2(a) and Section 2.2(b).
3.9Information.
(a)Venator (either alone or together with its advisors) has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its sale of the Venator Interest and is capable of bearing the economic risks of such sale.  Venator Partner’s sale of the Venator Interest on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Kronos, except as expressly set forth in this Agreement.  Venator does not know of the existence or non-existence or occurrence or non-occurrence of any event, condition or circumstance the occurrence or non-occurrence

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of which does or would cause any representation or warranty of Kronos contained in this Agreement to be untrue or inaccurate in any respect or would excuse Venator from its timely performance of its obligations hereunder.
(b)Except for the representations and warranties set forth herein, Venator Partner has relied solely on its own legal, tax and financial advisers for its evaluation of its investment decision to sell the Venator Interest and to enter into this Agreement and not on the advice of Kronos or its legal, tax or financial advisers.
(c)Venator (on its own behalf and on behalf of its affiliates and its and their respective directors, officers, employees, stockholders, partners, members and representatives), acknowledges and agrees that neither Kronos nor any of its affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in ARTICLE III.  Venator hereby expressly disclaims any representations or warranties beyond those expressly given in ARTICLE III.
3.10	No Additional Representations and Warranties. Except for the express representations and warranties provided in this ARTICLE III, none of Venator Partner, any of its affiliates (including Venator Parent), or any of its or their respective directors, officers, employees, stockholders, partners, members or other representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Venator Partner or the Venator Interest to Kronos Partner, any of its affiliates (including Kronos Parent) or its or their respective directors, officers, employees, stockholders, partners, members or other representatives, and Venator Partner, on behalf of itself and its affiliates (including Venator Parent) hereby disclaims any such other representations or warranties. Neither Venator Partner nor Venator Parent shall be liable in respect of the accuracy or completeness of any such information provided to Kronos Partner, any of its affiliates (including Kronos Parent) or their respective directors, officers, employees, stockholders, partners, members or other representatives other than the express representations and warranties provided in this ARTICLE III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF KRONOS

Kronos Partner and Kronos Parent, as applicable, hereby represent and warrant to Venator as of the Effective Date and Closing that:

4.1	Organization. Kronos Partner is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Kronos Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
4.2	Authorization. Each of Kronos Partner and Kronos Parent has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform their respective obligations hereunder, and no other proceedings on the part of Kronos are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Kronos and is the valid and binding obligation of Kronos, enforceable against Kronos in accordance with its terms.

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4.3	No Conflict. The execution and delivery by each of Kronos Partner and Kronos Parent of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a breach of any provision of the organizational documents of either Kronos Partner or Kronos Parent; (ii) result in a breach of any agreement to which either Kronos Partner or Kronos Parent is a party, respectively, that would impair the performance of its obligations hereunder; or (iii) violate any Law or regulation applicable to either Kronos Partner or Kronos Parent.
4.4	Sufficiency of Funds. Kronos Partner has sufficient funds to consummate the transactions, to perform its obligations hereunder (including all payments to be made by it in connection herewith) and to pay all of its expenses related to this Agreement and the transactions contemplated hereto, including the payment in cash of all fees and expenses payable by Kronos Partner in connection with the transactions contemplated by this Agreement (the “Kronos Transaction Payment Obligations”). Kronos Partner has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment or restriction of any kind, in either case, which would reasonably be expected to impair or adversely affect its ability to make the Kronos Transaction Payment Obligations. Kronos Partner and Kronos Parent each acknowledges that receipt or availability of funds or financing by Kronos Partner or Kronos Parent shall not be a condition to Kronos Partner’s or Kronos Parent’s obligations hereunder.
4.5	Solvency. Assuming (a) compliance by Venator with its obligations hereunder and (b) that the representations and warranties of Venator contained in this Agreement are true and correct in all material respects following the Closing, and after giving effect to the consummation of the transactions contemplated by this Agreement, each of Kronos Parent and Kronos Partner will be solvent. Neither Kronos Parent nor Kronos Partner is making any transfer of property or incurring any liability in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Kronos Partner or Kronos Parent.
4.6Modified Production Plan. From July 3, 2024, until the Closing Date, the Joint Venture conducted its business in accordance with the interim operating measures discussed and agreed by Venator Partner and Kronos Partner.
4.7Pre-Closing Covenants. Prior to the execution and delivery of this Agreement, Kronos Parent, Kronos Partner and the Joint Venture performed and complied with all covenants and agreements required to be performed or complied with by them under Section 2.2(a) and Section 2.2(b).
4.8Information.
(a)Kronos (either alone or together with its advisors) has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its purchase of the Venator Interest and is capable of bearing the economic risks of such purchase.  Kronos Partner’s purchase of the Venator Interest on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Venator, except as expressly set forth

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in this Agreement.  Kronos does not know of the existence or non-existence or occurrence or non-occurrence of any event, condition or circumstance the occurrence or non-occurrence of which does or would cause any representation or warranty of Venator contained in this Agreement to be untrue or inaccurate in any respect or would excuse Kronos from its timely performance of its obligations hereunder.
(b)Except for the representations and warranties set forth herein, Kronos Partner has relied solely on its own legal, tax and financial advisers for its evaluation of its investment decision to purchase the Venator Interest and to enter into this Agreement and not on the advice of Venator or its legal, tax or financial advisers.
(c)Kronos (on its own behalf and on behalf of its affiliates and its and their respective directors, officers, employees, stockholders, partners, members and representatives), acknowledges and agrees that neither Venator nor any of its affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in ARTICLE III.  Kronos hereby expressly disclaims any representations or warranties beyond those expressly given in ARTICLE III.
4.9	No Additional Representations and Warranties. Except for the express representations and warranties provided in this ARTICLE III, none of Venator Partner, any of its affiliates (including Venator Parent), or any of its or their respective directors, officers, employees, stockholders, partners, members or other representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Venator Partner or the Venator Interest to Kronos Partner, any of its affiliates (including Kronos Parent) or its or their respective directors, officers, employees, stockholders, partners, members or other representatives, and Venator Partner, on behalf of itself and its affiliates (including Venator Parent) hereby disclaims any such other representations or warranties. Neither Venator Partner nor Venator Parent shall be liable in respect of the accuracy or completeness of any such information provided to Kronos Partner, any of its affiliates (including Kronos Parent) or their respective directors, officers, employees, stockholders, partners, members or other representatives other than the express representations and warranties provided in this ARTICLE III.
ARTICLE V
POST-CLOSING COVENANTS
5.1Post-Closing Commercial Matters.
(a)Treatment of Venator Packaging. Following the Closing, the Joint Venture may use Venator Packaging which (i) was not integrated with a unit of Venator Product as of the Stoppage Time and (ii) are flexible intermediate bulk containers for transportation and other similar purposes in the ordinary course of business, so long as such purposes do not include customer or supplier-facing activities. To the extent Venator Packaging has not been used in accordance with the previous sentence by the start of the Working Capital Review Period, the Joint Venture shall destroy, at its sole cost and expense, all Venator Packaging (such Venator Packaging which is actually destroyed following the Closing, “Destroyed Venator Packaging”).
(b)Delivery of Venator Products. Following the Closing, to the extent any Venator

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Product has not yet been delivered to Venator, the Joint Venture shall deliver all Venator Product to Venator upon the applicable terms and conditions of the Joint Venture Agreement, the Offtake Agreement and any other commercial contract between Venator Partner and the Joint Venture applicable to the delivery of Venator Product. Following the completion of the last delivery of Venator Product to Venator Partner, neither Venator Partner nor the Joint Venture shall have any obligations with respect to the sale of Venator Product under the Joint Venture Agreement, the Offtake Agreement or any other commercial contract between Venator Partner and the Joint Venture applicable to sales or deliveries of Venator Product.
ARTICLE VI
MISCELLANEOUS
6.1	Tax Considerations.
(a)Except as otherwise required by a “determination” within the meaning of Section 1313 of the Code, (i) Kronos Partner and Venator Partner agree that for tax purposes, the transaction contemplated herein will be treated as a sale of assets, and (ii) each Party shall, and shall cause each of its affiliates to (A) report, act, and file all tax returns (and other applicable forms and documents) in all respects and for all purposes consistent with the foregoing treatment, (B) not take any position for Tax purposes (whether in audits, tax returns or otherwise) that is inconsistent with the foregoing treatment or past practice of reporting for tax purposes with respect to the Joint Venture, and (C) not request an  examination or ruling from any Governmental Authority, in each case, specifically with respect to such intended tax treatment and that is inconsistent with the foregoing treatment or past practice of reporting for tax purposes with respect to the Joint Venture.
(b)The Parties agree to allocate the consideration among the assets of the Joint Venture as required under the Code and the applicable Federal Tax Regulations (the “Purchase Price Allocation”).  Kronos Partner shall provide a draft Purchase Price Allocation to Venator Partner within 135 days after the Closing Date for Venator Partner’s review and comment. If Venator Partner delivers a written objection within thirty (30) days after receipt of the draft Purchase Price Allocation proposed by Kronos Partner, then Kronos Partner and Venator Partner shall negotiate in good faith to resolve any such objection, and, if Kronos Partner and Venator Partner cannot resolve such dispute within thirty (30) days of Kronos Partner’s receipt of Venator Partner’s objection, then the Independent Accountants shall resolve such dispute and the resolution of such dispute shall be final and binding on the parties. For this purpose, the procedures set forth in Section 2.3(d) shall apply, mutatis mutandis, and all fees and expenses of the Independent Accountants shall be borne by the parties in the manner set forth in Section 2.3(d)(iv).  Each of Kronos Partner and Venator Partner agree to file Form 8594 with their applicable tax return in accordance with the final Purchase Price Allocations, except as otherwise required by a “determination” within the meaning of Section 1313 of the Code.
(c)Except as otherwise required by a “determination” within the meaning of Section 1313 of the Code, all income and expense allocable to each Partner’s percentage interest in the Joint Venture prior to the Closing shall be included in and shall be reported by the respective Party in its federal, state and local tax returns in a manner consistent with and in

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accordance with the practice of the parties as applicable to prior tax years.
(d)Each of Kronos Partner and Venator Partner shall be liable for 50% of any and all transfer-related taxes (but not income taxes) in relation to the transaction under this Agreement.
(e)For purposes of this Agreement, the “Tax Withholding Amount” means 15% of the “amount realized” as provided in Treasury Regulations Section 1.1445-1, which would include Closing Consideration (and any applicable assumed liabilities), any Post-Closing Adjustment or Earn-Out Payments, including pursuant to 2.4(f), as applicable, and any such other amounts as may be required to be deducted and withheld per applicable law.  Kronos Partner shall timely and properly remit the applicable Tax Withholding Amounts to the IRS on Forms 8288 and 8288-A in accordance with Section 1445 of the Code and Treasury Regulations Section 1.1445-1(c), and any such other forms per other applicable laws. Except in connection with withholding pursuant to Section 1445 of the Code, Kronos Partner shall provide Venator Partner, at least five (5) days prior to the date of the applicable payment, with written notice of any withholding it believes is applicable to amounts payable hereunder and shall cooperate with Venator Partner to reduce or eliminate any such withholding. To the extent that amounts are so withheld and timely paid to the IRS in accordance with applicable law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Venator Partner.
(f)For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.
6.2	Indemnification; Mutual Release.
(a)Survival. The representations and warranties of the parties to this Agreement shall survive for a period of 12 months following the Closing Date, provided that the representations and warranties made in Section 3.6 and Section 4.5 shall survive for a period of 24 months following the Closing Date, the covenants and agreements of the parties to this Agreement required to be performed or complied with prior to the Closing shall survive for a period of six months following the Closing Date and the covenants and agreements of the parties to this Agreement which contemplate performance or compliance after the Closing, or that otherwise expressly by their terms survive the Closing, shall survive in accordance with their terms or until fully performed or fulfilled.
(b)Indemnification of Venator Partner by Kronos.  Kronos shall indemnify and hold Venator Partner, its direct and indirect affiliates and its and their respective officers, directors, shareholders, employees and agents (collectively, the “Venator Parties”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorney’s fees, but excluding special, exemplary, punitive, consequential, incidental or indirect damages, lost profits (including any damages on account of lost opportunities) or losses based on diminution of value or calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology) (“Losses”), arising out of or resulting from any failure or breach by Kronos Parent, Kronos Partner of any representation,

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warranty, covenant, obligation or undertaking made by Kronos Parent or Kronos Partner in this Agreement.
(c)Indemnification of Kronos Partner by Venator. Venator shall indemnify and hold Kronos Partner, its direct and indirect affiliates and its and their respective officers, directors, shareholders, employees and agents (collectively, the “Kronos Parties”) harmless from and against any and all Losses arising out of or resulting from any failure or breach by Venator Parent or Venator Partner of any representation, warranty, covenant, obligation or undertaking made by Venator Parent or Venator Partner in this Agreement.
(d)Exclusive Remedy. Section 6.2(b) and Section 6.2(c) will be the sole and exclusive remedy of the Venator Parties and the Kronos Parties from and after the Closing for any claims arising under, resulting from or relating to this Agreement, including any claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in this Agreement; provided, however, that (i) the foregoing will not apply to be deemed a waiver by any party of any right to specific performance or injunctive relief pursuant to Section 6.6 and (ii) nothing in this Section 6.2(d) shall constitute a waiver by any party hereto of any remedies against any Person who has committed actual fraud.  Notwithstanding anything to the contrary set forth herein, no Person may assert or bring a claim for fraud under this Agreement, except for any claim based on actual fraud.
(e)Limitation of Liability. Kronos Parent and Kronos Partner’s liability for indemnification of Losses under this Agreement arising out of or resulting from any failure or breach by Kronos Parent or Kronos Partner of any representation, warranty, covenant, obligation or undertaking made by Kronos Parent or Kronos Partner in this Agreement, other than in the case of actual fraud, shall be limited, in the aggregate, to an amount equal to the Final Consideration. Venator Parent and Venator Partner’s liability for indemnification of Losses under this Agreement arising out of or resulting from any failure or breach by Venator Parent or Venator Partner of any representation, warranty, covenant, obligation or undertaking made by Venator Parent or Venator Partner in this Agreement, other than in the case of actual fraud, shall be limited, in the aggregate, to an amount equal to the Final Consideration actually received by Venator Partner.
(f)Mutual Release.  Effective as of the Closing, Kronos Partner shall release and forever discharge Venator Partner and its direct and indirect affiliates, officers, directors, shareholders, employees and agents from all Claims. Effective as of the Closing, Venator Partner shall release and forever discharge Kronos Partner and its direct and indirect affiliates, officers, directors, shareholders, employees and agents from all Claims.  As used in this Section, the term “Claims” means all possible claims, demands, actions, causes of action, costs, expenses, and liabilities whatsoever, known or unknown, suspected or unsuspected, anticipated or unanticipated, foreseeable or unforeseeable, at law or in equity, relating to or arising out of, in whole or in part, any fact or circumstance existing on or before the Closing (other than acts or omissions that constitute actual fraud), including any claim, demand, action, cause of action, cost, expense or liability arising out of any transaction, agreement, obligation, or any other arrangement or matter whatsoever entered into between or involving (i) Venator Partner and Kronos Partner; (ii) Kronos Partner and the Joint Venture; or (iii) Venator Partner and the Joint Venture, and their direct and indirect affiliates, officers, directors, shareholders, employees or agents, prior to the

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Closing, that relate to the Joint Venture, other than any Claims arising out of the transactions contemplated by this Agreement (such Claims, “Retained Claims”). It is the express intention of the releasing parties that they absolutely and fully release any and all Claims of any nature whatsoever, they may or might not have against one another to the maximum extent permitted by law, even if the same are wholly unknown, unsuspected or unanticipated, intending hereby to conclude a full and complete mutual release as to all matters relating to the Joint Venture, other than any Retained Claims, such that the Joint Venture and any transaction, agreement, obligation, or any other arrangement or matter whatsoever entered into with, involving or concerning the Joint Venture shall cease and conclude as of Closing.  For the avoidance of doubt, Kronos Partner shall, effective as of the Closing, procure the Joint Venture to release and forever discharge Venator Partner and its direct and indirect affiliates, officers, directors, shareholders, employees and agents from all Claims.
6.3	Kronos Parent Guaranty. Kronos Parent hereby guarantees to Venator the due and punctual performance and discharge of all payment obligations of Kronos Partner with respect to the transactions contemplated by this Agreement.
6.4	Venator Parent Guaranty. Venator Parent hereby guarantees to Kronos the due and punctual performance of all obligations of Venator Partner with respect to the transactions contemplated by this Agreement.
6.5	Waiver of Joint Venture Agreement. Notwithstanding anything to the contrary in the Joint Venture Agreement, including Section 4.03 thereof, the Parties hereby agree that the transfer of the Venator Interest between the Parties shall be governed solely by this Agreement, and each of the Parties hereby waives any and all rights it may have under the Joint Venture Agreement solely with respect to the transfer of the Venator Interest by Venator Partner to Kronos Partner.
6.6	Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
6.7	Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent; provided that each Party may assign its rights or obligations, in whole or in part, to their respective controlled affiliates or to an acquiror of such Party or one of their subsidiaries; provided, further, that no such assignment shall relieve such Party of any of its respective obligations hereunder. Any attempted assignment in contravention of the foregoing shall be null and void ab initio.

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6.8	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor that, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.
6.9	Governing Law. This Agreement shall be governed by and construed under the laws in effect in the State of Delaware, without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result.
6.10	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
6.11	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
6.12	Venator JV Ancillary Agreements; Further Assurances. The Parties hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and instruments and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement. If reasonably requested by Kronos Partner, Venator Partner shall, or shall cause its applicable affiliate to, sign and execute a termination agreement for any agreement (other than this Agreement and any ancillary agreement necessary to carry out the purposes of this Agreement) with, pertaining to, or relating to, the Joint Venture to which Venator Partner (or its affiliate) is party, including any agreement granting Venator Partner (or its affiliate) any ownership, right, interest, option, security interest, mortgage, easement, encroachment, right of way, or right of first refusal in the Joint Venture or its assets or properties. Notwithstanding the foregoing, any Encumbrance, easement, encroachment, right of way, or right of first refusal in the Joint Venture or its assets or properties held by Venator Partner (or its affiliate) shall be automatically extinguished as of the Closing without need for further documentation.
6.13	No Third Party Beneficiary Rights. Except as expressly stated herein, this Agreement is not intended to and shall not be construed to give any third party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
6.14	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. In the event of any conflict between a provision of this Agreement and any provision of the Joint Venture Agreement, this Agreement shall control.

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6.15	Announcements. Except as a Party may reasonably conclude may be required by applicable law; court process; with respect only to any employees of such Party or their representatives, as required by any collective bargaining agreement; or by obligations pursuant to the listing rules of, or any listing agreement with, any applicable national securities exchange or national securities quotation system each Party shall give the other Party the opportunity to review and comment upon any such press release or other public statement prior to its disclosure or distribution.
6.16	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by electronic mail in portable document format (PDF) or by DocuSign (or other similar format) will be effective as delivery of a manually executed signature page of this Agreement. No party may raise the use of an electronic mail or electronically transmitted “.pdf” format, or the fact that any signature was transmitted through the use of an electronic mail or electronically transmitted “.pdf” format as a defense to the enforcement of this Agreement or any amendment or other document executed and delivered pursuant to this Agreement and each party hereby forever waives any such defense.
6.17	Interpretation. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be. When a reference is made in this Agreement to sections, subsections, clauses or schedules, such reference shall be to a section, subsection, clause or schedule to this Agreement unless otherwise indicated.
6.18	Notices. Any notice, demand or request required or permitted to be given by a Party pursuant to the terms of this Agreement shall be in writing and shall be deemed given and received: (i) upon delivery, if delivered in person or by e-mail if no automated notice of delivery failure is received by the sender or (ii) one business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, addressed to the parties set forth below or such other address as a Party may request by notifying the other Party in writing:

If to Kronos Partner, Kronos Parent or the Joint Venture:

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2697

USA

Attention: Chief Executive Officer

Email: jbuch@valhi.net

With a copy to: General Counsel (at the same address)

Email: athomason@valhi.net

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If to Venator Partner or Venator Parent:

Titanium House

Hanzard Drive

Wynyard Park

Stockton-on-Tees

TS22 5FD

UK

Attention: General Counsel

Email: justin_phillipson@venatorcorp.com

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the Effective Date.

KRONOS LOUISIANA, INC.

By:/s/ Brian W. Christian
Name: Brian W. Christian
Title: Executive Vice President and COO

KRONOS WORLDWIDE, INC.

By:/s/ Brian W. Christian
Name: Brian W. Christian
Title: Executive Vice President and COO

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the Effective Date.

VENATOR INVESTMENTS LTD.

By:/s/ Bertrand Maurice Andre Defoort
Name: Bertrand Maurice Andre Defoort
Title:Director

VENATOR MATERIALS PLC

By:/s/ Katherine Harper
Name: Katherine Harper
Title:Director

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the Effective Date.

LOUISIANA PIGMENT COMPANY, L.P.

KRONOS LOUISIANA, INC.,

its general partner

By:/s/Brian W. Christian
Name: Brian W. Christian
Title: Executive Vice President and COO

VENATOR INVESTMENTS LTD,

its general partner

By:/s/ Bertrand Maurice Andre Defoort
Name: Bertrand Maurice Andre Defoort
Title:Director

US-DOCS\151952090.11